As filed with the Securities and Exchange Commission on July 19, 2002

File No. 0-25124

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SPANTEL COMMUNICATIONS, INC.

(Exact name of registrant as specified in its charter)

Florida (State or other jurisdiction of incorporation or organization)	65-0782227 I.R.S. Employer Identification No.

1061 North Venetian Drive, Miami, Florida 33139

(Address of Principal Executive Offices)(Zip Code)

Services Agreement
with Gregory L. Paige
and
Legal Services Agreement
with Neil S. Baritz
(Full title of the plan)

Law offices of Howard Feinmel, P.A.
5192 10th Avenue North, Suite D
Lake Worth, Florida 33463

(Name and address of agent for service)

(561) 968-1313
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

		PROPOSED MAXIMUM	PROPOSED MAXIMUM
TITLE OF SECURITIES	AMOUNT TO BE	OFFERING PRICE PER	AGGREGATE OFFERING	AMOUNT OF
TO BE REGISTERED	REGISTERED	SHARE(1)	PRICE(2)	REGISTRATION FEE

Common Stock, .001 par value	350,000	$3.00	$1,050,000	$96.60

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457, promulgated under the Securities Act of 1933, as amended, and based upon the average of the high and low sales price of the Registrant’s common stock on July 15, 2002.

AVAILABLE INFORMATION
THE COMPANY
RISKS OF INVESTING SPANTEL SHARES
FORWARD-LOOKING STATEMENTS
SIGNATURES
EXHIBIT INDEX
OPINION OF DREIER & BARITZ, LLP
CONSULTING AGREEMENT WITH GREGORY L. PAIGE
LEGAL SERVICES AGREEMENT WITH NEIL S. BARITZ
CONSENT OF SPICER, JEFFRIES & CO.

PART I

ITEM 1. PLAN INFORMATION

We have agreements and/or arrangements with certain officers/directors, employees, consultants and advisors which provide for the issuance of shares of our common stock for services to us in lieu of cash compensation. In consideration for the continuing services rendered and to be rendered to us until such time as we shall generate sufficient cash flow from operations, if ever, in order to pay cash compensation to its officers/directors, employees and consultants, we have prepared this Form S-8 registration statement to provide for the issuance and registration of an aggregate of 300,000 shares to Gregory Paige, a consultant for us, pursuant to a services agreement attached hereto as Exhibit 10.1, and 50,000 to Neil S. Baritz, an attorney whose firm provides legal services for us, pursuant to a legal services agreement attached hereto as Exhibit 10.2.

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

Not applicable.

AVAILABLE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, we file reports, proxy statements and other information with the Securities and Exchange Commission. Reports, proxy statements and other information filed with the Commission can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of this material can also be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a website on the Internet that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at http://www.sec.gov.

We have filed with the Commission a registration statement on Form S-8 under the Securities Act of 1933, as amended, covering the Shares. This prospectus, which comprises Part I of the registration statement, omits certain information contained in the registration statement. For further information with respect to us and the Shares offered by this prospectus, reference is made to the entire registration statement, including the exhibits thereto. Statements in this prospectus as to any document are not necessarily complete, and where any such document is an exhibit to the registration statement or is incorporated by reference herein, each such statement is qualified in all respects by the provisions of the exhibit or other document to which reference is hereby made, for a full statement of the provisions thereof. A copy of the registration statement, with exhibits, may be obtained from the Commission’s office in Washington, D.C. (at the above address) upon payment of the fees prescribed by the rules and regulations of the Commission, or examined there without charge or at the Commission’s website at http://www.sec.gov.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents are incorporated by reference into this Registration Statement:

1.	Our Annual Report on Form 10-KSB for the year ended December 31, 2001, as filed with the Securities and Exchange Commission (the “Commission”);

2.	Our Quarterly Report on Form 10-QSB for the period ended March 31, 2002, as filed with the Commission.

3.	Our Current Report on Form 8-K dated March 6, 2002, as filed with the Commission.

In addition, all documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities registered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents with the Commission.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in a subsequently filed document incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

THE COMPANY

We are a provider of discount long distance telephone service and are headquartered in Marbella, Spain. We market our services primarily to a broad base of customers that includes small to medium enterprises and larger corporations, governmental entities, educational institutions, and residential consumers. We have been created with the mission of becoming the leading alternative operator in the Spanish telecommunications market.

Our executive offices are located at Jardines del Puerto, Local 21, Av. Jose Banus, S/N, Marbella, Spain 29660 and our offices in the United States are located at 1061 North Venetian Drive, Miami, Florida 33139. Our telephone number in the United States is (305) 586-3937.

RISKS OF INVESTING SPANTEL SHARES

Costs of Conducting Business

We will be required to incur substantial costs for purchasing new equipment, increasing marketing operations and related costs. A substantial portion of those costs must be paid whether or not any of our telephone and communication services prove to be commercially successful on a broad scale. The ability to generate a profit depends, among other factors, on the amount of equipment acquisition costs incurred, the amount of revenues from the sale of our services and other products, and our operating costs.

Competition

The telecommunication business is highly competitive. Companies in the industry have substantially greater financial, marketing, and technical resources than us. Further, the entry into this industry does not necessarily require a large capital expenditure and, accordingly, it can be expected that additional competitors may enter the industry in the future. It may be particularly difficult for a relatively small independent company to compete with larger companies, which have significantly greater resources. There can be no assurance that we will be able to successfully compete in such an environment.

Technological Change

We expect that many new technologies and products will be introduced in the telecommunication industry over the next several years. Our success will depend, among other things, on our ability to develop and maintain a competitive position technologically. There can be no assurance that we will have access to subsequently developed technology by other entities. Technological advances by a competitor may result in our present or future products becoming noncompetitive or obsolete. We cannot be assured that competitors will not develop functionally similar or superior services and products, which event could have an adverse effect on our business.

Fluctuations in Operating Results

Our revenues and results of operations may vary significantly in the future. Our revenues and results of operations are difficult to forecast and could be adversely affected by many factors, some of which are outside our control, including, among others, the expected relatively long sales and implementation cycles for our services and products; the size and timing of individual license transactions and joint venture arrangements; seasonality of revenues; changes in our operating expenses; changes in the mix of products and services sold; timing of introduction or enhancement of our products or competitors; market acceptance of new products; changes in technology; personnel changes and difficulties in attracting and retaining qualified sales, marketing, technical and consulting personnel; changes in customers’ budgeting cycles; quality control of products sold; and economic conditions generally and in Spain in particular and in specific industry segments, particularly the communications industry.

There can be no assurance that our products will achieve broad market acceptance or that we will be successful in marketing our services and products or enhancements thereto. In the event that our current or future competitors release new products that have more advanced features, offer better performance, or are more price competitive than our services and products, demand for our products would decline. A decline in demand for, or market acceptance of, our services and other products as a result of competition, technological change, or other factors would have material adverse effects on our business, financial condition, and results of operations.

Raw Materials

The basic raw materials and components for the telecommunication services and other products being developed by us are readily available. We do not expect to experience any significant delays in obtaining timely delivery of our telecommunication equipment and components.

Seasonality

We expect to experience seasonal variations in revenues and operating costs because sales activity for our services and products may increase in the summer and winter seasons which is expected to cause our operations to increase during such periods.

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to market risks, which arise during the normal course of business from changes in foreign exchange rates and interest rates. A discussion of the primary market risks associated with our foreign currency transactions, available-for-sale securities, and long-term debt exposure is presented below.

Foreign Exchange Risk

We conduct our operations primarily in Spain, and other countries around the world with a number of different currencies. There is exposure to future earnings when foreign exchange rates change and certain receivables, payables and inter-company transactions are denominated in foreign currencies. We monitor our exposure to foreign currencies through our regular operating activities and have not historically used derivatives to hedge foreign exchange risk.

Our exposure to exchange rate fluctuations primarily arises from outsourcing services and assignment agreements, which are denominated in Euros, as well as operating costs associated with such agreements. The euro-denominated gross profit offset by other euro-denominated operating costs generally results in a natural hedge. However, timing of settlement of euro-denominated accounts receivables and payables subjects us to exchange rate risk on settlement of the receivables and payables.

As of December 31, 2001, we were primarily exposed to the following currencies: the Euro.

Euro Conversion. On January 1, 1999, 11 of the 15 member countries of the European Union introduced a new currency, the “Euro”. The conversion rates between the Euro and the participating nations’ existing legacy currencies were fixed irrevocably as of December 31, 1998. Prior to full implementation of the new currency on January 1, 2002, there was a transition period during which parties may, at their discretion, use either the legacy currencies or the Euro for financial transactions.

We are not aware of any material operational issues or costs associated with preparing internal systems for the Euro. While it is not possible to accurately predict the impact the Euro will have on the our business or on the economy in general, management does not anticipate that the Euro conversion will have a material adverse impact on the our market risk with respect to foreign exchange, our results of operations, or our financial condition.

FORWARD-LOOKING STATEMENTS

When used in this document, the words “anticipated,” “estimate,” “expect” and other similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks, uncertainties and assumptions including the possibility that we will fail to generate projected revenues. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected.

ITEM 4. DESCRIPTION OF SECURITIES.

As of March 31, 2002, we had authorized 100,000,000 shares of par value $0.001 common stock, with 17,693,636 shares issued and outstanding.

Common Stock

The holders of our Common Stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors. The holders of our Common Stock are entitled to receive dividends when, as and if declared by our board of directors out of funds legally available therefor. In the event of our liquidation, dissolution or winding up, the holders of our Common Stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the Common Stock. Holders of shares of our Common Stock, as such, have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to Common Stock. All of the outstanding shares of Common Stock are, and the shares of Common Stock offered hereby, will be duly authorized, validly issued, fully paid and non-assessable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

Pursuant to the terms of the Legal Services Agreement, we have issued Neil S. Baritz 50,000 shares of our common stock. Mr. Baritz is a member of Dreier & Baritz, LLP. Such firm also provides legal services to us.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

We have authority under the Florida Law to indemnify our directors and officers to the extent provided for in such law. Our bylaws provide that we may insure, shall indemnify and shall advance expenses on behalf of its officers and directors to the fullest extent not prohibited by law.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not Applicable

ITEM 8. EXHIBITS

5.1	Opinion of Dreier & Baritz, LLP

10.1	Services Agreement with Gregory L. Paige

10.2	Legal Services Agreement with Neil S. Baritz

23.1	Consent of Dreier & Baritz, LLP (contained in its opinion filed as Exhibit 5.1 to this Registration Statement)

23.2	Consent of Spicer, Jeffries & Co.

ITEM 9. UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

1.  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

     (b) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

     (c) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     PROVIDED, HOWEVER, that paragraphs (1)(a) and (1)(b) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

2.  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Madrid, Spain on this 19th day of July 2002.

SPANTEL COMMUNICATIONS, INC.

By:	/s/ JOSE RAMON BASTERRA JOSE RAMON BASTERRA, Managing Director

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ MOHAMMED KHASHOGGI MOHAMMED KHASHOGGI	President and Director	July 19, 2002

/s/ JOSE RAMON BASTERRA JOSE RAMON BASTERRA	Managing Director	July 19, 2002

EXHIBIT INDEX

EXHIBIT	DESCRIPTION

5.1	Opinion of Dreier & Baritz, LLP

10.1	Consulting Agreement with Gregory L. Paige

10.2	Legal Services Agreement with Neil S. Baritz

23.1	Consent of Dreier & Baritz, LLP (contained in its opinion filed as Exhibit 5.1 to this Registration Statement)

23.2	Consent of Spicer, Jeffries & Co.